Exhibit 99.2

Zentalis Pharmaceuticals Announces 400mg QD 5:2 Azenosertib Monotherapy as the Pivotal Study Dose in Cyclin E1-Positive Platinum-Resistant Ovarian Cancer

•Planned interim analysis from DENALI Part 2a showed a clearly differentiated response rate at 400mg QD 5:2 over 300mg QD 5:2 and comparable safety profiles between the two dose groups
•Azenosertib therapeutic profile supports Phase 2 DENALI and Phase 3 ASPENOVA advancement as well as initiation of pre-commercial activities
•DENALI Part 2 topline readout expected by year end 2026

SAN DIEGO — April 9, 2026 — Zentalis® Pharmaceuticals, Inc. (Nasdaq: ZNTL), a clinical oncology innovator advancing late-stage development of investigational first-in-class WEE1 inhibitor azenosertib as a biomarker-driven treatment approach for ovarian cancer, today announced the selection of 400mg once daily on a 5-days-on, 2-days-off schedule (400mg QD 5:2) as the optimal monotherapy dose of azenosertib in patients with Cyclin E1-positive platinum-resistant ovarian cancer (PROC) based on the prespecified interim data analysis from DENALI Part 2a. This dose will be carried forward in the ongoing potentially pivotal DENALI Phase 2 clinical trial as well as the confirmatory ASPENOVA Phase 3 clinical trial.

"Selecting the pivotal monotherapy dose for azenosertib is a key inflection point that supports our registration-intended path. Beyond executing on DENALI and ASPENOVA, we are initiating launch preparedness by adding commercial capabilities to our organization, scaling manufacturing capacity, and advancing companion diagnostic development," said Julie Eastland, Chief Executive Officer of Zentalis. "Importantly, the therapeutic profile of the selected dose from the DENALI Part 2a interim analysis provides us confidence to further pursue expansion of the clinical pipeline for azenosertib into first-line maintenance, or platinum sensitive, ovarian cancer and explore combinations in new tumor types."

“The emerging DENALI Part 2a data from the planned interim analysis provide a favorable benefit-risk profile at the 400mg QD 5:2 dose over 300mg QD 5:2. A meaningful, differentiated response rate with the selected dose and comparable safety profiles across both dose groups were observed in this interim analysis,” said Ingmar Bruns, M.D., Chief Medical Officer of Zentalis. “While DENALI is an ongoing trial, we are encouraged by the interim Part 2a data and continued momentum of the clinical study. As an oral monotherapy, azenosertib may offer Cyclin E1-positive PROC patients an efficacious, convenient alternative to current standard-of-care intravenous chemotherapy, if approved.”

DENALI Part 2a Interim Analysis
A comprehensive review of the interim data from DENALI Part 2a informed the selection of the 400mg QD 5:2 dose over 300mg QD 5:2. A prespecified interim analysis showed:
•A meaningful and clearly differentiated response rate at 400mg QD 5:2 over 300mg QD 5:2 dose
•Comparable safety profiles across the two dose groups and observed improvements in several key measures, such as a discontinuation rate due to adverse events at approximately half of the rate reported in DENALI Part 1b and no treatment-related deaths.

Consistent with the seamless design of the registration-intended DENALI Part 2 trial, data from Part 2a will be included in the ongoing, full Part 2 dataset after the trial is completed, rather than reported separately. This approach is intended to preserve the integrity of the overall pivotal dataset and support the potential accelerated approval pathway.

DENALI Part 2 Trial Design Updated to Address Evolving PROC Landscape
The treatment landscape in PROC is evolving. The DENALI Part 2 study has been expanded to maintain alignment between the study population and available approved treatment options.

A new DENALI cohort that broadens inclusion to patients previously treated with a taxane-containing regimen for PROC, called Part 2c, intends to further align the study with the evolving treatment landscape. Enrollment in Part 2c is planned to initiate in Q2 2026.

Together, all three DENALI Part 2 cohorts are designed to support a potential accelerated approval pathway in the Cyclin E1 biomarker selected patient population, subject to regulatory review. Zentalis expects to complete enrollment in all cohorts of DENALI Part 2 and provide a topline readout by year-end 2026.
About Azenosertib
Azenosertib is an investigational, potentially first-in-class, selective, and orally bioavailable inhibitor of WEE1 currently being evaluated in clinical studies in ovarian cancer and additional tumor types. WEE1 acts as a master regulator of the G1-S and G2-M cell cycle checkpoints, through negative regulation of both CDK1 and CDK2, to prevent replication of cells with damaged DNA. By inhibiting WEE1, azenosertib enables cell cycle progression, despite high levels of DNA damage, thereby resulting in the accumulation of DNA damage and leading to mitotic catastrophe and cancer cell death.

Azenosertib is in late-stage development as a potential treatment for Cyclin E1-positive platinum-resistant ovarian cancer (PROC). There is currently no approved treatment option specifically for this biomarker-selected population which comprises approximately 50% of PROC patients. Cyclin E1 protein overexpression has been established as a sensitive and specific predictive biomarker for identifying patients who could potentially derive benefit from azenosertib treatment, based on retrospective analysis of azenosertib studies in PROC. Validation of the Cyclin E1 companion diagnostic assay is ongoing in the DENALI and ASPENOVA trials.

Azenosertib has been granted Fast Track Designation by the U.S. FDA for the treatment of patients with Cyclin E1-positive platinum-resistant ovarian cancer. Fast Track Designation is intended to facilitate the development and expedite the review of therapies that have the potential to treat serious conditions and address unmet medical needs.

About DENALI Clinical Trial
DENALI is a multi-part Phase 2 registration-intended clinical trial (NCT05128825) studying azenosertib in PROC patients.
Part 1b enrolled patients with PROC regardless of Cyclin E1 protein expression, all treated at 400mg QD 5:2. Part 2 is prospectively enrolling PROC patients with Cyclin E1 protein overexpression based on Zentalis' proprietary immunohistochemistry cutoff.

Part 2, in total, is designed to support accelerated approval, pending study outcome and discussions with the FDA. The study design consists of the following parts:
•Part 2a: Dose confirmation evaluated two doses, 300mg QD 5:2 and 400mg QD 5:2, with approximately 30 patients enrolled per dose group. 400mg QD 5:2 was selected as the optimal monotherapy dose. Recruitment at the 300mg QD 5:2 dose level has been discontinued. All patients enrolled in Part 2a will contribute to the overall safety database submitted to the FDA.
•Part 2b: Enrollment expansion at the selected dose up to approximately 100 patients, including patients at the 400mg QD 5:2 dose in Part 2a. This cohort is currently enrolling.
•Part 2c: Broadening study population to include approximately 40 patients previously treated with a taxane-containing regimen for PROC. Enrollment is expected to initiate in this cohort in Q2 2026.

For physician and patient information about the DENALI trial, please visit www.denalitrial.com.

About ASPENOVA Clinical Trial
ASPENOVA is a Phase 3 randomized, confirmatory clinical trial designed to support full approval of azenosertib in patients with Cyclin E1-positive platinum-resistant ovarian cancer (PROC). The trial will enroll approximately 420 patients and compare azenosertib monotherapy at 400mg QD 5:2 to investigator's choice of standard-of-care single-agent chemotherapy (paclitaxel, pegylated liposomal doxorubicin [PLD], gemcitabine, or topotecan) in this biomarker-selected population. The trial design was aligned with the U.S. FDA to meet requirements for the accelerated approval pathway and potential conversion to full approval. ASPENOVA is expected to initiate in Q2 2026.

About Zentalis Pharmaceuticals
Zentalis is a clinical oncology innovator developing a treatment approach for ovarian cancer and multiple tumor types. Leveraging therapeutics development and biomarker expertise, Zentalis is advancing monotherapy and combination studies of its first-in-class WEE1 inhibitor, azenosertib. Focused on translating WEE1 science into clinical practice, we aim to equip physicians with a targeted, non-chemo, orally available medicine that enhances treatment experience, choice, and outcomes. Our mission: to unburden cancer patients with more convenience and care.

For more information, please visit www.zentalis.com. Follow Zentalis on LinkedIn at www.linkedin.com/company/zentalis-pharmaceuticals.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the continued development of azenosertib; the clinical and therapeutic potential of azenosertib; the potential for azenosertib to be first-in-class; the significance of the referenced data on the late-stage development of azenosertib; the potential benefits of azenosertib, including the potential for azenosertib to meaningfully improve outcomes for Cyclin E1-positive PROC patients; the Company’s biomarker-driven strategy for azenosertib; the potential to pursue expansion of the clinical pipeline for azenosertib outside PROC; our anticipated milestones and the timing thereof, including the anticipated timing of the completion of enrollment in all cohorts of, and topline readout from, DENALI Part 2; the initiation, design, conduct and timing of DENALI Part 2c and our confirmatory ASPENOVA Phase 3 trial; our planned regulatory strategy for azenosertib and the timing thereof, including the potential for DENALI Part 2 to support an accelerated approval; and our initiation of pre-commercial activities. The terms “add,” “anticipate,” “advance,” “aim,” “believe,” “continued,” “design,” “develop,” “encouraged,” “expect,” “intent,” “look forward,” “may,” “mission,” “momentum,” “on track,” “pivotal,” “plan,” “position,” “potential,” “pursue,” “scale,” “strategy,” “support,” “target,” and “will” and similar references are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability; we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; our substantial dependence on the success of azenosertib; our plans, including the costs thereof, of development of companion diagnostics; the outcome of early clinical trials may not be predictive of the success of later stage clinical trials; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process or ongoing regulatory obligations; our product candidates may cause serious adverse side effects; the interim and preliminary data from our clinical trials may change as more patient data becomes available, and are subject to audit and verification procedures that could result in material changes in the final data; if our confirmatory trials do not verify clinical benefit, the FDA may seek to withdraw accelerated approval; our ability to establish effective sales or marketing capabilities; our reliance on third parties; effects of significant competition; the possibility of system failures or security breaches; risks relating to intellectual property; our ability to attract, retain and motivate qualified personnel; significant costs as a result of operating as a public company; and the other important factors discussed under the caption “Risk Factors” in our most recently filed periodic report on Form 10-K or 10-Q and subsequent filings with the U.S. Securities and Exchange Commission (SEC) and our other filings with the SEC. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

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Contact:
Aron Feingold
VP, Investor Relations & Corporate Communications
ir@zentalis.com